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[SALOMON SMITH BARNEY LOGO]                                         EXHIBIT 99.3
[APPLICABLE SSB ADDRESS, PHONE]

                              GOODRICH CORPORATION
                                  $300,000,000
                OFFER TO EXCHANGE ITS NEW 7 1/2% NOTES DUE 2008
                                      FOR
         7 1/2% SERIES B SENIOR NOTES DUE 2008 OF COLTEC INDUSTRIES INC
                           PURSUANT TO THE PROSPECTUS

                             DATED           , 2002
 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY
                                     TIME,
  ON        ,      , 2002 (THE "EXPIRATION DATE") UNLESS THE EXCHANGE OFFER IS
                                   EXTENDED.

                                                                 ________ , 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged by Goodrich Corporation, a New York corporation ("Goodrich"), to act as the Dealer Manager in connection with Goodrich's offer to exchange all outstanding 7 1/2% Series B Senior Notes due 2008 (the "Old Coltec Notes"), of Coltec Industries Inc, a Pennsylvania corporation ("Coltec"), for a like principal amount of Goodrich's 7 1/2% Notes due 2008 (the "New Goodrich Notes"), upon the terms and subject to the conditions contained in the
Prospectus, dated             , 2002 (the "Prospectus"), and in the related
Letter of Transmittal (which, together with any amendments and supplements thereto, constitute the "Exchange Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Old Coltec Notes registered in your name or in the name of your nominee.

     The Exchange Offer is subject to conditions, such as the absence of court and governmental action prohibiting the Exchange Offer and of changes in general market conditions or Goodrich's business that, in Goodrich's judgment, are or may be materially adverse to Goodrich. Goodrich may also amend or terminate the Exchange Offer if it determines, in its reasonable judgment on or before the expiration date, that it would not be advantageous for Goodrich to complete the spin-off of its EnPro Industries, Inc. subsidiary. See the "Summary -- The Exchange Offer" and the "Exchange Offer -- Conditions to the Exchange Offer" sections in the Prospectus.

     For your information and for forwarding to your clients for whom you hold Old Coltec Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Prospectus dated             , 2002;

          2. Letter of Transmittal for your use in accepting the Exchange Offer and tendering Old Coltec Notes and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Coltec Notes and all other required documents cannot be delivered to the Exchange Agent, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date;

          4. A letter which may be sent to your clients for whose accounts you hold Old Coltec Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;
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          5. Guidelines for Certification of Taxpayer Identification Number on
     Substitute Form W-9; and

          6. A return envelope addressed to The Bank of New York (the "Exchange Agent").

     Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), Goodrich will accept for exchange and thereby exchange all Old Coltec Notes validly tendered prior to the Expiration Date and not properly withdrawn if, as and when Goodrich gives oral or written notice to the Exchange Agent of Goodrich's acceptance of such Old Coltec Notes for exchange pursuant to the Exchange Offer. Exchange for Old Coltec Notes accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Coltec Notes, or timely confirmation of a book-entry transfer of such Old Coltec Notes into the Exchange Agent's account at The Depository Trust Company, pursuant to the procedures described in "The Exchange Offer -- Procedures for Tendering -- Valid Tender of Book-Entry Notes" section of the Prospectus, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or an Agent's Message (as defined in the Letter of Transmittal) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     Goodrich will not pay any fees or commissions to any broker or dealer or other person (other than the Exchange Agent, the Dealer Manager and the Information Agent, as described in the Prospectus) for soliciting tenders of Old Coltec Notes pursuant to the Exchange Offer. Goodrich will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     Holders who tender their Old Coltec Notes for exchange will not be obligated to pay any transfer taxes unless (1) the New Goodrich Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Old Coltec Notes tendered, (2) the tendered Old Coltec Notes are registered in the name of any person other than the person signing the letter of transmittal, or (3) a transfer tax is imposed for any reason other than the exchange of Old Coltec Notes in connection with the Exchange Offer. If satisfactory evidence of payment of transfer taxes or exemption from them is not submitted with the letter of transmittal, the amount of any applicable taxes will be billed directly to the tendering holder.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON                ,           , 2002, UNLESS THE EXCHANGE OFFER IS
EXTENDED.

     In order to take advantage of the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Old Coltec Notes, and any other required documents, should be sent to the Exchange Agent, and certificates representing the tendered Old Coltec Notes should be delivered or such Old Coltec Notes should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and in the Prospectus.

     If holders of Old Coltec Notes wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in "The Exchange Offer -- Guaranteed Delivery Procedures" section of the Prospectus.

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     Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Prospectus.

                                          Very truly yours,

                                          Salomon Smith Barney

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF GOODRICH, THE INFORMATION AGENT, THE DEALER MANAGER, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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